As filed with the Securities and Exchange Commission on May 6, 2014
Registration No. 333-129647
Registration No. 333-72436
Registration No. 333-57431

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECT1VE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-129647
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-72436
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-57431

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WASHINGTON BANKING COMPANY
 (Exact name of registrant as specified in its charter)

WASHINGTON	91-1725825
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

450 SW Bayshore Dr.
Oak Harbor, Washington 98277
(Address of Principal Executive Offices)

Washington Banking Company 2005 Stock Incentive Plan
1998 Stock Option and Restricted Stock Award Plan
Whidbey Island Bank 401(K) Plan
(Full title of the plan)

John L Wagner
President and Chief Executive Officer
Washington Banking Company
450 SW Bayshore Dr.
Oak Harbor, Washington 98277
(360) 679-3121
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated Filer ⊠

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION

Washington Banking Company (the "Company") is filing this Post-Effective Amendment No. 1 to its Registration Statements on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Company's common stock (the "Common Stock") previously registered by the Company pursuant to the following registration statements (collectively, the "Registration Statements"):

•
Registration Statement on Form S-8 (File No. 333-129647), registering 666,666 shares of Common Stock under the Washington Banking Company 2005 Stock Incentive Plan, filed with the Securities and Exchange Commission on November 10, 2005;

•
Registration Statement on Form S-8 (File No. 333-72436), registering 180,200 shares of Common Stock under the 1998 Stock Option and Restricted Stock Award Plan, filed with the Securities and Exchange Commission on October 29, 2001; and

•
Registration Statement on Form S-8 (File No. 333-57431), registering 200,000 shares of Common Stock under the Whidbey Island Bank 401(K) Plan, filed with the Securities and Exchange Commission on June 22, 1998.

On May 1, 2014, pursuant to an Agreement and Plan of Merger, dated as of October 23, 2013, by and between the Company and Heritage Financial Corporation, a Washington corporation ("Heritage"), the Company merged with and into Heritage (the "Merger"), with Heritage as the surviving corporation. As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement, in accordance with an undertaking made in each of the Registration Statements, and removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olympia, State of Washington, on May 5, 2014.

Heritage Financial Corporation as successor to Washington Banking Company

By: /s/Brian L. Vance
Brian L. Vance President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.